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EXHIBIT 99.1

INSWEB CORPORATION
FOR IMMEDIATE RELEASE

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CONTACT:
Greg Jones
Vice President, Public Relations
InsWeb Corporation
650-817-0213
gjones@insweb.com
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InsWeb To Acquire QuickenINSURANCE Business From Intuit

InsWeb Will Become the Exclusive Aggregator of Online Consumer Insurance Services for Quicken.com and Related Sites

SACRAMENTO, CALIF., NOV. 27, 2000 - InsWeb Corp. (Nasdaq: INSW) and Intuit Inc. (Nasdaq: INTU) announced today they have entered into definitive agreements designed to strengthen their respective positions in online financial services.

         Under the agreements, InsWeb will acquire select assets and related liabilities of Intuit's QuickenINSURANCE-SM- business, and will become the exclusive aggregator of online consumer insurance services for Quicken.com-Registered Trademark-, QuickenINSURANCE and certain Quicken consumer desktop products.

         In exchange, Intuit will receive 16.6 percent of post-close InsWeb common stock and share in revenues, subject to certain cash minimums, realized by the two companies' online-distribution arrangement. As part of the agreements, Intuit may not purchase additional InsWeb shares for a period of three years. In the first full year following implementation, the agreements are expected to add $10 million to InsWeb's annual revenues and contribute net cash of $5 million.

         "We are delighted to work with Intuit, a firm which we have always held in great admiration," said Hussein Enan, chief executive officer of InsWeb. "We are also delighted to welcome Steve Bennett, Intuit's president and chief executive officer, to the InsWeb Board of Directors, to which he is expected to be elected at the close of the transaction."

         In addition to featuring InsWeb on Quicken.com and QuickenINSURANCE, Intuit will seek approval from some of its online-distribution allies to transfer their consumer insurance offerings from QuickenINSURANCE to InsWeb.

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         The agreements, which have been approved by the boards of both companies, are subject to regulatory clearances and customary closing conditions. The companies expect the transaction to close in the first calendar quarter of 2001.

         Enan concluded: "The agreements will have no material effect on the results of our 2000 fiscal year. Also, a specific launch date has not yet been determined, so we are not adjusting our guidance on fiscal-year 2001 beyond what we provided on October 19 when we reported our financial results for the third quarter. We expect to be able to offer more guidance in the coming months."

         To further discuss this announcement, InsWeb will host a conference call today at 1 p.m. (EST). Open to the public, the conference call will be accessible by dialing 800-618-9690. Following its conclusion, a replay of the call will be available for 48 hours by dialing 800-633-8284 and entering pass code 17044472.

                                  ABOUT INSWEB
         InsWeb, one of the foremost providers of online-insurance services, enables Internet consumers to compare free, multiple quotes sponsored by more than 40 of the nation's top-rated insurers. Featuring auto, term life, homeowners, renters, condo, health and other insurance offerings, InsWeb provides live customer service, interactive tools and research capabilities, and is accessible from more than 200 leading sites, including Yahoo!, MSN, NBCi.com, E*TRADE, Go Network and LowerMyBills. The company's technology supports InsWeb Japan K.K., a joint venture co-founded with SOFTBANK Finance Corp. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.
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         This news release contains forward-looking statements reflecting management's current forecast of certain aspects of the transaction and the Company's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding projected future revenues and optimism about the results of this transaction. The Company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the nature of the transaction which include, but are not limited to: the ability to timely integrate the InsWeb and Intuit online operations; the successful transitioning of various Intuit partners to InsWeb; the resolution of certain conditions and obtaining necessary approvals prior to closing. In addition, the Company's results may be affected by a variety of other factors including: the Company's ability to timely implement its relocation and restructuring plan; variations in consumer demand or acceptance; the willingness of insurance companies to offer their products or instant quotes over the Internet; further changes in the Company's relationships with existing insurance companies and/or strategic partners; the Company's ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and acceptance of new product or service offerings, such as annuities, binding online, policy fulfillment and other agency based services; implementation and acceptance of new initiatives in the U.S. and abroad, such as InsWeb Japan; insurance and financial services industry regulation; competition in all aspects of the Company's business; fluctuations in operating results; or other unforeseen factors. The

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forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.


         "INSWEB" is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance carriers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.